Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2016 second quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

We are beginning to see a real movement from the most progressive healthcare organizations in how they think about their customers and the importance placed on customer loyalty to drive both for-fee-for-service revenue and the more progressive value-based arrangements.

Before commenting on how we are responding to these emerging trends, I will turn the call over to Kevin to review our financial performance.

Kevin

Kevin

Thank you, Mike.

Net new sales of $5.8 million were added in the second quarter, comprised entirely of organic growth from adding new clients and increasing contract value for existing clients. Total contract value at the end of the second quarter 2016 was $114 million, an increase of 8% in total contract value compared to the end of the second quarter 2015 after adjusting for the sale of our clinical workflow tool. Contract value growth was driven by new sales and consistent strong contract renewal rates. Subscription-based revenue agreements at the end of the second quarter 2016 represented 90% of the total recurring contract value.

Second quarter 2016 revenue was $26.1 million, an increase of 7% over the second quarter 2015. Revenue for the second quarter 2016 adjusted for the sale of our clinical workflow solution, grew at a 9% rate over the second quarter of 2015.

Consolidated operating income for the second quarter 2016 was $7.0 million or 27% of revenue, compared to $6.4 million, or 26% of revenue for the same period last year.

Total operating expenses for the second quarter 2016 were $19.1 million compared to $18.1 million in the second quarter of 2015.

Direct expenses increased to $10.7 million for the second quarter 2016, compared to $10.4 million for the same period 2015. Direct expenses as a percent of revenue for the second quarter were 41% in 2016 compared to 43% in 2015.

The increase in direct expenses in 2016 is attributed to incremental variable cost of product expenses from revenue growth in the quarter, which were partially offset by increased efficiencies in survey operations. For the full year 2016, direct expenses are expected to be 42% of revenue.

Selling, general and administrative expenses increased to $7.3 million or 28% of revenue for the second quarter 2016, compared to $6.6 million or 27% of revenue for the same period in 2015.

The increase in SG&A expenses is primarily a result of increased share-based compensation and marketing expenses. SG&A expenses are expected to be 27% of revenue for the full year 2016.

Depreciation and amortization expense for the second quarter increased from $1.1 million in 2016, compared to $1.0 million in 2015 as a result of increased technology investments in 2016. Depreciation and amortization expense as a percent of revenue is expected to be 4% of revenue for the full year 2016.

The provision for income taxes totaled $2.5 million for the second quarter 2016, compared to $2.3 million for the same period in 2015. The effective tax rate was 35.2% for the second quarter 2016, compared to 35.7% for the second quarter 2015. This decrease was primarily due to the reduction in income tax expense from the adoption of ASU 2016-09. The effective income tax rate is expected to be 35 to 35.5% for the full year 2016.

Net income for the second quarter was $4.6 million in 2016, compared to $4.1 million in 2015. Combined non-GAAP diluted earnings per share was $0.18 for the second quarter 2016 compared to $0.16 in 2015.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

The increasing importance being placed on understanding and enhancing customer loyalty has being timely given our investments over the past few years.

Bundling Voice of the Customer use cases across service settings thus creating enterprise-wide value has shifted our product mix and expanded our margins while, most importantly, adding incremental value to our clients--clearly a win-win.

The outcome of more focus being placed on customer loyalty, we believe, will impact traditional spend for single-point solutions such as patient satisfaction measurement. That spend will be increasingly redeployed to more contemporary approaches that improve service quality, drive revenue and ensure customer loyalty for our client organizations.

As this trend accelerates, we are well-served by our recurring revenue business model which drives excellent cash flows for continued investment in technology, people and growth opportunities. All of this will be necessary as we shift the organization to create a very different way healthcare listens and responds to what’s most important to its customers.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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